As filed with the Securities and Exchange Commission on February 8, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARALEZ PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2800 Park Place

666 Burrard Street

Vancouver, British Columbia V6C 2Z7

(Address of Principal Executive Offices)

Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan

(Full title of the plan)

Adrian Adams

Chief Executive Officer

Aralez Pharmaceuticals Inc.

1414 Raleigh Road, Suite 400

Chapel Hill, North Carolina 27517
(919) 913-1030

(Name, address and telephone number of agent for service)

With copies to:

Andrew P. Gilbert, Esq.

David C. Schwartz, Esq.

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, New Jersey 07078-2704

(973) 520-2550

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common shares, without par value	5,262,577	$6.50	$34,206,751	$3,445

(1)  Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers an indeterminate number of additional common shares, without par value (“Common Shares”) of Aralez Pharmaceuticals Inc. (the “Company” or the “Registrant”) which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)  Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of the Registrant’s Common Shares as reported on the NASDAQ Stock Market LLC on February 4, 2016. Pursuant to Rule 457(h)(2) under the Securities Act, no separate fee is required to register plan interests.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is filed by Aralez Pharmaceuticals Inc. (the “Company” or the “Registrant”), relating to the registration of 5,262,577 common shares, without par value (the “Common Shares”), of the Registrant to be offered and sold under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.

PART I

Information Required in the Section 10(a) Prospectus

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8.

PART II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Commission are incorporated herein by reference:

(1)           The Company’s prospectus filed with the Commission pursuant to Rule 424(b)(3) under the Securities Act on December 28, 2015, relating to the Company’s registration statement on Form S-4 (File No. 333-208523), which contains the Company’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2)           The description of the Company’s outstanding Common Shares contained in the Company’s registration statement on Form 8A12B filed with the Commission on February 5, 2016, including any amendment or report filed for the purpose of updating the description.

All documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.   Indemnification of Directors and Officers

Subject to the provisions of and so far as may be admitted by the Business Corporations Act (British Columbia) (the “BCBCA”), every director and the secretary of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the court.

In addition, as far as is permissible under the BCBCA, the Company shall indemnify any current or former executive officer of the Company (excluding any present or former directors of the Company or secretary of the Company), or any person who is serving or has served at the request of the Company as a director or executive officer of another company, joint venture, trust or other enterprise, including any the Company subsidiary (each, a “covered person”), against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved (a “proceeding”), by reason of the fact that he or she is or was a covered person; provided, however, that this provision shall not indemnify any covered person against any liability arising out of (a) any fraud or dishonesty in the performance of such covered person’s duty to the Company, or (b) such covered person’s conscious, intentional or willful breach of the obligation to act honestly and in good faith with a view to the best interests of the Company.  Furthermore, the directors, secretary and executive officers of the Company are expected to enter into indemnification agreements with the Company and/or one or more of its subsidiaries.

The foregoing summaries are qualified in their entirety to the terms and provisions of such arrangements.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit Number	Exhibit Description
4.1

Certificate of Incorporation of Aralez Pharmaceuticals Inc., dated as of December 2, 2015 (incorporated by reference to Exhibit 3.1 of the Company’s registration statement on Form S-4, filed on December 14, 2015).

4.2

Amended and Restated Articles of Aralez Pharmaceuticals Inc., dated as of December 11, 2015 (incorporated by reference to Exhibit 3.2 of the Company’s registration statement on Form S-4, filed on December 14, 2015).

5.1	Opinion of DLA Piper (Canada) LLP, counsel to the Registrant.*
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for POZEN Inc.*
23.2	Consent of DLA Piper (Canada) LLP, counsel to the Registrant (included in Exhibit 5.1).*
24.1	Power of Attorney (included on signature page hereto).
99.1	Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.2	Form of Substitute Option Agreement for U.S. Tribute Optionees under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.3	Form of Substitute Option Agreement for Canadian Tribute Optionees under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.4	Form of Nonqualified Stock Option Award Agreement for U.S. Employees under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.5	Form of Nonqualified Stock Option Award Agreement for Canadian Employees under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.6	Form of Nonqualified Stock Option Award Agreement for U.S. Directors under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.7	Form of Nonqualified Stock Option Award Agreement for Canadian Directors under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.8	Form Restricted Stock Unit Award Agreement for U.S. Employees under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.9	Form of Restricted Stock Unit Award Agreement for Canadian Employees under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.10	Form of Restricted Stock Unit Award Agreement for U.S. Directors under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.11	Form of Restricted Stock Unit Award Agreement for Canadian Directors under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*

*              Filed herewith.

Item 9.   Undertakings

The undersigned Registrant hereby undertakes:

(1)                                 to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2)                                 That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act)  that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on this 8th day of February, 2016.

Aralez Pharmaceuticals Inc.

By:	/s/ Adrian Adams
Name: Adrian Adams
Title: Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Aralez Pharmaceuticals Inc., hereby severally constitute and appoint each of Adrian Adams and Eric L. Trachtenberg, our true and lawful attorneys-in-fact, with full power to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement on Form S-8, and to file the same, with any exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grant such attorneys-in-fact full power and authority to do all such things in our names and on our behalf in our capacities as officers and directors to enable Aralez Pharmaceuticals Inc. to comply with the provisions of the Securities Act, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to any and all amendments to this Registration Statement.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Adrian Adams	Chief Executive Officer (Principal Executive Officer), Director	February 8, 2016
Adrian Adams

By:	/s/ Scott J. Charles	Chief Financial Officer (Principal Financial and Accounting Officer)	February 8, 2016
Scott J. Charles

By:	/s/ Neal F. Fowler	Director	February 8, 2016
Neal F. Fowler

By:	/s/ Arthur S. Kirsch	Director	February 8, 2016
Arthur S. Kirsch

By:	/s/ Kenneth B. Lee, Jr.	Director	February 8, 2016
Kenneth B. Lee, Jr.

By:	/s/ Seth A. Rudnick, M.D.	Director	February 8, 2016
Seth A. Rudnick, M.D.

By:	/s/ Rob Harris	Director	February 8, 2016
Rob Harris

By:	/s/ Jason Aryeh	Director	February 8, 2016
Jason Aryeh

By:	/s/ F. Martin Thrasher	Director	February 8, 2016
F. Martin Thrasher

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1

Certificate of Incorporation of Aralez Pharmaceuticals Inc., dated as of December 2, 2015 (incorporated by reference to Exhibit 3.1 of the Company’s registration statement on Form S-4, filed on December 14, 2015).

4.2

Amended and Restated Articles of Aralez Pharmaceuticals Inc., dated as of December 11, 2015 (incorporated by reference to Exhibit 3.2 of the Company’s registration statement on Form S-4, filed on December 14, 2015).

5.1	Opinion of DLA Piper (Canada) LLP, counsel to the Registrant.*
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm for POZEN Inc.*
23.2	Consent of DLA Piper (Canada) LLP, counsel to the Registrant (included in Exhibit 5.1).*
24.1	Power of Attorney (included on signature page hereto).
99.1	Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.2	Form of Substitute Option Agreement for U.S. Tribute Optionees under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.3	Form of Substitute Option Agreement for Canadian Tribute Optionees under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.4	Form of Nonqualified Stock Option Award Agreement for U.S. Employees under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.5	Form of Nonqualified Stock Option Award Agreement for Canadian Employees under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.6	Form of Nonqualified Stock Option Award Agreement for U.S. Directors under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.7	Form of Nonqualified Stock Option Award Agreement for Canadian Directors under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.8	Form Restricted Stock Unit Award Agreement for U.S. Employees under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.9	Form of Restricted Stock Unit Award Agreement for Canadian Employees under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.10	Form of Restricted Stock Unit Award Agreement for U.S. Directors under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*
99.11	Form of Restricted Stock Unit Award Agreement for Canadian Directors under the Aralez Pharmaceuticals Inc. 2016 Long-Term Incentive Plan.*

*              Filed herewith.